Exhibit 99.1

Unum Therapeutics Reports Third Quarter 2019 Financial Results

- Progress towards focusing on solid tumors remains on track with enrollment and early safety updates from Phase 1 trial of ACTR707 in HER2+ cancers expected by the end of this year-

CAMBRIDGE, MA, November 12, 2019 – Unum Therapeutics Inc. (NASDAQ: UMRX), a clinical-stage biopharmaceutical company focused on developing curative cell therapies for cancer, today reported financial results and corporate updates for the third quarter ended September 30, 2019, and provided recent activities.

“Our recently announced strategic focus towards addressing the challenge of treating solid tumor cancers is well underway with ACTR707, BOXR1030, and our BOXR platform that is designed to discover new product candidates aimed at improving the function of T cell therapies in the solid tumor microenvironment,” said Chuck Wilson Ph.D., President and Chief Executive Officer of Unum. “BOXR1030, which co-expresses the GOT2 transgene and is designed to improve T cell metabolism and reduce T cell exhaustion, generated complete tumor regressions under metabolically challenging conditions in preclinical studies as presented at the SITC meeting. For ACTR707, our Phase 1 trial is progressing nicely and we remain on track to report enrollment and early safety updates from patients treated in the first dose cohort by the end of this year.”

Recent Program and Corporate Highlights

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Announced strategic focus on developing best-in-class cellular therapies for solid tumor cancers: Unum is uniquely positioned to address the challenge of treating solid tumor cancers with its two platforms—ACTR and BOXR—having recently validated ACTR in the hematologic setting and with preclinical data recently emerging from BOXR1030, the first product candidate from BOXR. Unum’s ACTR platform enables selective T cell targeting for on-tumor attack while its BOXR platform is designed to improve T cell functionality in the solid tumor microenvironment (TME) through the co-expression of novel transgenes. Unum’s priorities in solid tumors include: 1) completing the ongoing ATTCK-34-01 Phase 1 trial of ACTR707 in HER2+ cancers, 2) advancing BOXR1030 towards the clinic with an anticipated IND filing in late 2020; and 3) expanding its BOXR platform to accelerate discovery of new product candidates across a broad range of immune cell therapies, including both autologous and allogeneic approaches. Five clinical trial sites are activated and Unum expects to report preliminary safety data from patients treated in the first dose cohort of the Phase 1 ATTCK-34-01 trial of ACTR707 combined with trastuzumab to treat advanced HER2+ solid tumor cancers by the end of this year, and to report safety and clinical response data from multiple dose cohorts in 2020.

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Presented preclinical data for BOXR1030 at the Society for Immunotherapy of Cancer (SITC) Annual Meeting (November 6-10): BOXR1030 expresses a glypican-3 (GPC3) targeted chimeric antigen receptor (CAR) with the addition of the “bolt-on” transgene glutamic-oxaloacetic transaminase 2 (GOT2) to improve T cell function in the TME by enhancing T cell metabolism. As presented at the SITC conference, expression of the GOT2 mitochondrial enzyme in BOXR1030 increased the production of key amino acids and metabolites, improved the anti-oxidant balance of T cells, and prevented their dysfunction and exhaustion in preclinical studies using stringent animal xenograft models that simulate the TME. In vitro, BOXR1030 T cells were resistant to suppressive TME-like conditions, showing improved T cell proliferation under both hypoxic and low glucose conditions compared with control GPC3+ CAR-T cells. In vivo, BOXR1030 demonstrated superior activity compared to the control CAR-T with treated animals achieving complete tumor regressions under metabolically challenging conditions. Tumor infiltrating lymphocytes isolated from the tumors of treated animals revealed that BOXR1030 cells were more resistant to dysfunction, had fewer markers of exhaustion, and remained functional as compared to the control CAR-T cells.

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Announced de-prioritized investment in hematologic programs. The clinical response and tolerability data recently generated from the ATTCK-20-03 Phase 1 trial in non-Hodgkin lymphoma established proof-of-concept for ACTR707, allowing the company to focus its efforts towards the ATTCK-34-01 Phase 1 trial in solid tumors, a clinical setting for which ACTR707 was originally developed. With favorable tolerability at relatively low doses explored to date, Unum announced plans to continue limited dose escalation to inform potential future development of the program in 2020.

Separately, Unum and its partner, Seattle Genetics, Inc., have suspended further dose-escalation of the ATTCK-17-01 Phase 1 trial of ACTR087 with SEA-BCMA in multiple myeloma pending a further review of this program. Two additional cohorts of patients have been treated in the Phase 1 trial in 2019, escalating doses of the SEA-BCMA antibody to 2.0 mg/kg and of the ACTR087+ T cells to 50M. No dose-limiting toxicities (DLTs) following ACTR087 administration were reported and no severe adverse events of cytokine release syndrome (CRS) or neurologic events have been observed to date.

•	Announced accepted oral and poster presentations at upcoming American Society of Hematology (ASH) Annual Meeting, December 7-10, Orlando, FL.

•	Title: “A Phase 1 Study of ACTR087 in Combination with Rituximab, in Subjects with Relapsed or Refractory CD20-Positive B-Cell Lymphoma”

Presenting Author: Javier Munoz, M.D., M.S., Banner MD Anderson Cancer Center, Gilbert AZ

Date & Time: Oral #244, Saturday, December 7, 2019, 2:45 p.m. ET

•	Title: “Preliminary Clinical Results from a Phase 1 Study of ACTR707 in Combination With Rituximab in Subjects with Relapsed or Refractory CD20+ Non-Hodgkin Lymphoma”

Presenting Author: Ian Flinn, M.D., Ph.D., Sarah Cannon Research Institute, Nashville, TN

Date & Time: Poster #1587, Saturday, December 7, 2019, 5:30 p.m. ET

Third Quarter 2019 Financial Results

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Collaboration Revenue: Collaboration revenue recognized during the third quarter ended September 30, 2019 was $1.0 million, compared to $2.0 million in the same period of 2018. Collaboration revenue, which includes the recognition of a portion of the upfront payment received from Seattle Genetics, Inc. as well as reimbursements of research and development costs attributed to the Seattle Genetics, Inc. collaboration agreement, decreased as a result of fewer activities related to the programs under the collaboration agreement.

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R&D Expenses: Research and development expenses were $10.3 million for the third quarter ended September 30, 2019 compared to $10.3 million for the same period of 2018. Research and development expenses relate to costs for the ongoing Phase 1 trials and preclinical programs, as well as personnel-related costs to support these programs.

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G&A Expenses: General and administrative expenses for the third quarter ended September 30, 2019 were $2.7 million, compared to $2.4 million for the same period of 2018. The increase is primarily related to increased headcount and personnel-related costs as well as expenses required to operate as a public company.

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Net Loss: Net loss attributable to common stockholders was $12.0 million, or $0.39 per share, for the third quarter ended September 30, 2019 compared with a net loss attributable to common stockholders of $10.2 million, or $0.34 per share, for the same period of 2018.

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Cash and Cash Equivalents: As of September 30, 2019, Unum had cash and cash equivalents of $45.9 million. Unum believes that its existing cash and cash equivalents will fund operating expenses and capital expenditure requirements into early 2021.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company focused on developing curative cell therapies to treat a broad range of cancer patients. Unum’s novel proprietary technologies include Antibody-Coupled T cell Receptor (ACTR), an autologous engineered T-cell therapy that combines the cell-killing ability of T cells and the tumor-targeting ability of co-administered antibodies to exert potent antitumor immune responses, and Bolt-On Chimeric Receptor (BOXR), designed to improve the functionality of engineered T cells by incorporating a “bolt-on” transgene to overcome resistance of the solid tumor microenvironment to T cell attack. Unum has multiple programs in Phase 1 clinical and preclinical testing, including; ACTR707 used in combination with trastuzumab in adult patients with HER2+ advanced cancer and used in combination with rituximab in adult patients with r/r NHL; and BOXR1030 expressing the GOT2 transgene and targeting GPC3+ solid tumor cancers. The Company is headquartered in Cambridge, MA.

Follow Unum Therapeutics on social media: @UnumRx, and LinkedIn.

Forward looking Statements

This press release contains forward-looking statements including, without limitation, statements regarding our future expectations, plans and prospects, including projections regarding future revenues and financial performance, our long-term growth, enrollment and results for our preclinical and clinical activities, the development of our product candidates, including the ACTR product candidates and the BOXR platform and product candidates, and the anticipated timing and success of any of our preclinical studies, clinical trials and regulatory filings, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, as amended. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Lissette Steele, 202-930-4762

lsteele@vergescientific.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, $ in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Collaboration revenue	$1,020	$2,043	$7,211	$5,929

Operating expenses:
Research and development	10,335	10,252	33,355	27,520
General and administrative	2,721	2,367	8,274	5,410

Total operating expenses	13,056	12,619	41,629	32,930

Loss from operations	(12,036)	(10,576)	(34,418)	(27,001)

Other income (expense):
Interest income	31	405	206	745
Other income, net	82	3	82	330

Total other income, net	113	408	288	1,075

Net loss	(11,923)	(10,168)	(34,130)	(25,926)
Accretion of redeemable convertible preferred stock to redemption value	—	—	—	(16)

Net loss attributable to common stockholders	$(11,923)	$(10,168)	$(34,130)	$(25,942)

Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(0.34)	$(1.12)	$(1.12)

Weighted average common shares outstanding, basic and diluted	30,661,125	29,879,476	30,418,752	23,169,348

UNUM THERAPEUTICS INC.

CONSOLIDATED SELECTED BALANCE SHEET DATA

(unaudited, in thousands)

	September 30, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$45,882	$78,594
Working capital	$23,548	$56,057
Total assets	$57,884	$85,927
Total liabilities	$29,261	$25,693
Total stockholders’ equity	$28,623	$60,234